Exhibit 99.1
March 14, 2008

Stanley P. Gold
President
Shamrock Capital Advisors, Inc.
4444 Lakeside Drive
Burbank, CA 91505

Dear Stanley:

I am responding to your letter to me dated March 3, 2008 concerning iPass, Inc., which you also filed on a Schedule 13D/A with the SEC.  In that letter you state that my previous letter to you of February 11, 2008 did “not address the merits of a sale process.”  Of course it did not.  As with any public company, iPass does not comment on matters of this nature.  As I stated to you in my letter, “It is our belief that the proper forum for discussions of strategic matters involving the company is the Board room, not the public forum you have chosen.”  iPass continues to believe this, and will not change its position for you.

The purpose of my February 11 letter was to disagree with the disparaging statements that you made about management and the Board, and to advise you that your actions are ill advised and have created a level of uncertainty regarding iPass and its strategic direction that has undermined the interests of the stockholders of iPass.  Your March 3 letter and your ongoing public campaign to disparage iPass’s management and board further threaten shareholder interests.  Obviously, we continue to disagree with you strongly on these matters.

Further, you state in your letter that you were “appalled to learn” that one of our Board members recently approached Michael McConnell suggesting or implying a possible “green mail” transaction.    I would imagine that you would be appalled to learn this, if that were the case; however, you were misinformed.   I have confirmed that this did not occur.  I do not know what Mr. McConnell’s motivation was for miscommunicating such a thing to you, if he did, or what your motivation was for asserting this, if he did not, but the fact of the matter is that no Board member approached Michael McConnell suggesting or implying a possible “green mail” transaction.

Please note that you will be receiving a separate letter from Ken Denman, Chairman of the Board of iPass, regarding the decision of Shamrock Activist Value Fund, L.P. (“Shamrock”) to designate you to be one of Shamrock’s designees to the iPass Board, to replace Peter Clapman as a Shamrock designee.  We note that Mr. Clapman has resigned from his position on the Shamrock Advisory Panel subsequent to Shamrock’s January 9, 2008 Schedule 13D/A filing, and is no longer affiliated with Shamrock.   Speaking for myself, I want to let you know that I think that Mr. Clapman has been a productive and positive addition to the Board, and I have been pleased with his engagement and focus on shareholder interests.

Regards,

 /s/ Allan R. Spies

Allan R. Spies
Lead Independent Director